NEWS RELEASE

For Immediate Release		August 26, 2008

Contacts:	John K. Keach, Jr.	Mark T. Gorski
	Chairman of the Board	Executive Vice President
	President/CEO	Chief Financial Officer
	(812) 373-7816	(812) 373-7379

INDIANA COMMUNITY BANCORP ANNOUNCES DIVIDEND
AND NEW TRANSFER AGENT

(Columbus, IN) – Indiana Community Bancorp (“the Company”) (NASDAQ: INCB), the holding company of Indiana Bank and Trust Company of Columbus, Indiana (the “Bank”), today announced a third quarter dividend of $0.12 (12 cents) per share. In response to the current economic climate, management felt it was prudent to decrease the dividend thereby strengthening the Company’s capital position. The dividend will be paid on October 1, 2008, to all shareholders of record on September 19, 2008.

The Company today announced that it has appointed Registrar and Transfer Company as its new transfer agent, registrar and dividend agent. This change is scheduled to become effective August 29, 2008. Shareholders should experience little or no changes in the processes for service. The following contact information for Registrar and Transfer Company may be helpful in the future:

Registrar and Transfer Company
10 Commerce Drive
Cranford, NJ 07016
Telephone: 1-800-368-5948
www.rtco.com

In January 2008, the Company announced that the Board of Directors had approved the thirteenth repurchase, from time to time, on the open market of up to 5% of the Company’s outstanding shares of common stock, or 168,498 such shares. The Company has to date repurchased 11,886 shares under this plan.

Indiana Community Bancorp is a bank holding company registered with the Board of Governors of the Federal Reserve System (the “Federal Reserve”), which has been authorized by the Federal Reserve to engage in activities permissible for a financial holding company. Indiana Bank and Trust Company, its principal subsidiary, is an FDIC insured state chartered commercial bank. Indiana Bank and Trust Company was founded in 1908 and offers a wide range of consumer and commercial financial services through 20 branch offices in central and southeastern Indiana.

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